Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements and the related notes included elsewhere in this Exhibit. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward-Looking Statements and Certain Considerations” contained in this Exhibit.

Overview

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have twice the revenues of our closest competitor in our primary chemical bulk transport market. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transportation management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our non-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to each of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers.

Following the merger in 1998 of our predecessor companies, Chemical Leaman Corporation (“CLC”) and Montgomery Tank Lines (“MTL”), we began assembling in 2000 a new management team to guide the integration of CLC and MTL and position us for profitable future growth. Our new management team undertook several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Most of these initiatives, which are described below, were completed during 2002, and are now beginning to yield benefits as reflected in our revenue growth from $509.5 million in 2001 to $516.8 million in 2002 and from $390.7 million for the nine months ended September 30, 2002 to $426.0 million for the nine months ended September 30, 2003.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more non-asset based business model. Revenues from our affiliate partners and owner-operator drivers accounted for 86.1% and 87.2% of our transportation revenues in 2001 and 2002, respectively, and for 87.1% and 90.2% for the nine months ended September 30, 2002 and 2003, respectively.

•	We installed a new order entry, dispatch and billing system, a new decision support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure.

•	We added several terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional complementary, value-added services that offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business.

We believe that we will realize significant additional financial benefits from these and other strategic initiatives as the chemical industry recovers from its recent downturn.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, our market share as opposed to that of our competitors and the amount spent on tank truck transportation as opposed to other modes of transportation such as rail. The volume of shipments of chemical products are in turn affected by many other industries, including consumer and industrial products, automotive, paint and coatings, and paper, and tend to vary with changing economic conditions. Additionally, we also provide leasing, tank cleaning, insurance products for drivers and affiliates and intermodal services which are presented as other service revenue.

The principal components of our operating costs include purchased transportation, salaries, wages, benefits, annual tractor and trailer maintenance costs, insurance, technology infrastructure and fuel costs. We believe our use of affiliates and owner-operators provides a more flexible cost structure, increases our asset utilization and increases our return on invested capital. The expanded use of affiliates and owner-operator drivers results in a more variable operating cost business since affiliates and owner-operators are paid fixed, contracted percentages of revenue, which affords us some protection against a business decline and lower pricing. We believe that the entrepreneurial nature of our affiliate and owner-operator model enables us to achieve higher productivity and better cost control on an overall basis when compared to company-owned operations.

We have historically focused on maximizing cash flow and return on invested capital. Our affiliate program has greatly reduced the amount of capital needed for us to maintain and grow our terminal network. In addition, the extensive use of owner-operators reduces the amount of capital needed to operate our fleet of tractors, which have shorter economic lives than trailers. These factors have allowed us to concentrate our capital spending on our trailer fleet where we can achieve superior returns on invested capital through our transportation operations and leasing to third parties and affiliates.

We believe the most significant factors to achieving future business growth are the ability to (a) recruit and retain drivers, especially given the new hours of service regulations pending for 2004, (b) add new affiliates (eight new affiliates were added since the end of 2003 providing incremental revenues of $13.6 million for the six months ended June 30, 2004), and (c) further expand our existing network by adding new customers and obtaining additional business from existing customers.

On November 13, 2003, we consummated our initial public offering (the “IPO”) of 7,875,000 shares of our common stock at $17.00 per share. On this date, we sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the conversion of our 13.75% Mandatorily Redeemable Preferred Stock (“Redeemable Preferred Stock”) to common stock. Our subsidiary, Quality Distribution, LLC (“QD LLC”) concurrently consummated (a) the private offering of $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 and (b) the entry into a new credit facility consisting of a $140 million delayed draw term loan facility, a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility. We utilized the proceeds from these transactions to repay all of our previous debt, except for $7.5 million of floating interest rate notes and our outstanding capital leases. During 2004 and going forward, we expect our interest expense to decrease from historical levels due to the reduction of outstanding debt and the reduction of interest rates from the previously outstanding debt. We believe that our new capital structure provides us the flexibility necessary to continue expanding our scope of service capabilities, providing us the ability to be a full-service provider to companies looking to outsource their transportation management and logistics needs.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). We believe the following are the more critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual future experience may differ from these estimates.

Property and Equipment—Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value. Annual depreciable lives are 10-25 years for buildings and improvements, 5-15 years for tractors and trailers, 7 years for terminal equipment, 3-5 years for furniture and fixtures and 3-10 years for other equipment. Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 5 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the periodic depreciation and resulting net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

Goodwill—Goodwill and other intangibles are reviewed for impairment annually and whenever events or circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events or circumstances indicate possible impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill. We performed our annual assessment during the second quarter of 2003. Since QDI’s equity was not publicly traded during the periods in which the analysis was performed, we used a combination of discounted cash flows and EBITDA multiples to estimate the fair value of the reporting unit. Projections for future cash flows were based on our recent operating trends. EBITDA was based on historical, last twelve months’ financial results. EBITDA multiples were derived from other comparable publicly traded companies. If actual cash flows turn out to be significantly less than projections or if the EBITDA multiples from other comparable publicly traded companies are not representative of ours, then the impairment analysis could change, possibly resulting in future impairment charges.

Deferred tax assets—We use the liability method of accounting for income taxes. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured as of September 30, 2003, management has deemed it appropriate to establish a 100% valuation allowance against the deferred tax assets. Any change in the actual future results of operations could impact the valuation of the net deferred tax asset.

Environmental liabilities—We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation estimates for known environmental sites. We employ a staff of environmental experts to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information.

Accident claims reserves—We carry insurance for auto liability claims, with a $5 million per occurrence deductible since September 15, 2002, and workers’ compensation with a $1 million per accident deductible. For cargo claims, we are self-insured. In developing liability reserves, we rely on professional third party claims administrators, insurance company estimates, the judgment of our own risk management department personnel and independent professional actuaries and attorneys. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Revenue recognition—Transportation revenues, including fuel surcharges, and related costs are recognized on the date the freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is performed. Insurance brokerage revenues are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. We recognize all revenues, including the premiums for the insurance policies that were not renewed with third-party insurance carriers in connection with the restatement at PPI, on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Allowance for uncollectible receivables—The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators and affiliates. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance could be required. Historically, our actual losses have been consistent with these allowances.

Pension Plans—We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Both plans are frozen and, as such, no future benefits accrue. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions such as discount rates (6.75%) and assumed rates of return (8.00%). Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current investment policy target asset allocation is 60% equities and 40% bonds, and the current inflation assumption is 3%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of the modifications are amortized over future periods. Based on the information provided by our independent actuaries and other relevant sources, we believe that the assumptions used are reasonable.

New Accounting Pronouncements

Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No 142, “Goodwill and Other Intangible Assets” (Statement 142). As a result of the adoption of Statement 142, the amortization of goodwill ceased, resulting in a decrease in the net loss of $3.9 million for the year ended December 31, 2002. Under Statement 142, goodwill is subject to an annual impairment test. We completed our initial impairment test during 2002. During our initial impairment analysis of goodwill, we determined that approximately $4.6 million of goodwill had been classified as an offset against accounts payable and accrued expenses. These amounts have been reclassified into goodwill during 2002. As a result of our initial impairment test, an impairment adjustment of $24.0 million was charged to earnings as a cumulative effect of a change in accounting principle at January 1, 2002. There were several factors that led to the conclusion that an impairment charge was warranted. These factors included several consecutive years of declining base business revenues and operating losses, an uncertain economic environment exacerbated by the events of September 11, 2001, increased insurance costs for the foreseeable future and the highly leveraged nature of the Company. No tax benefit was recorded in connection with this charge. The fair value was determined based on a combination of prices of comparable businesses and present value techniques.

In July 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002. The adoption of this standard had no significant impact on our financial results.

In April 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 145 – Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections regarding the accounting of gains and losses from the extinguishment of debt and to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 is effective for transactions occurring after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that did not meet the criteria in Opinion 30 for classification as an extraordinary item is required to be reclassified. As a result, $4.7 million was reclassified from extraordinary item to interest expense for the year ended December 31, 1998.

On January 17, 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51. The primary objectives of FIN 46 are to provide guidance on how to identify entities for which control is achieved through means other than through voting rights (variable interest entities or “VIE”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the equity investors do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. FIN 46 will be fully adopted in the fourth quarter of 2003. We do not believe the adoption of this standard will have a material impact on our financial reporting.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires that certain financial instruments, including mandatorily redeemable financial instruments, be classified as liabilities. For existing financial instruments, the standard is applicable for the first quarter beginning after June 15, 2003. The adoption of this standard increased liabilities by the carrying value of the preferred stock and increased interest expense by the amount of the preferred stock dividends in the third quarter of 2003.

Results of Operations

During the second quarter of 2002, we sold the Levy petroleum trucking division and closed the Levy mining trucking operation, as well as closed Bulknet, our internet-based load brokerage subsidiary. Revenue and operating expenses in the following discussion have been adjusted to remove the revenues and expenses associated with the operations of these divisions.

The consolidated financial statements for the nine months ended September 30, 2002 and 2003 have been restated to account for accounting and insurance irregularities identified at Power Purchasing, Inc., a subsidiary that markets insurance products, resulting from unauthorized actions by PPI’s former vice president. This restatement resulted in an increase in net loss and basic and diluted earnings per share of approximately $4.0 million and $1.19, respectively, in the nine months ended September 30, 2002 and a decrease in net income and basic and diluted earnings per share of approximately $5.7 million, $1.69 and $1.66, respectively, in the nine months ended September 30, 2003. All financial data in the following discussion have been restated to account properly for the identified adjustments relating to these irregularities.

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

For the nine months ended September 30, 2003, revenues increased $35.4 million, or 9.1%, to $426.0 million compared to the same period in the prior year. Transportation revenue increased $25.2 million primarily as the result of an increase in demand from existing customers and new business secured during the first three quarters of 2003. Additionally, eight new affiliates joined us since September 30, 2002 providing approximately $9.9 million of incremental transportation revenue for the nine months ended September 30, 2003. Fuel surcharge increased $8.7 million during the first three quarters of 2003 as a result of higher fuel prices and volume increases. Other service revenues increased $1.5 million primarily from the growth of our insurance subsidiary and from trailer rental revenue as a result of our converting company owned terminals to affiliates.

Operating income increased $4.0 million, or 19.7%, for the nine months ended September 30, 2003 as compared to the same period in the prior year. The increase in purchased transportation and the decrease in compensation and other operating expenses are primarily the result of higher revenues, cost reductions and the impact of the conversion of several company terminals to affiliate operations at the end of 2002 through the third quarter of 2003. As terminals are converted, we reduce our overhead and increase purchased transportation expense, representing the affiliates’ percentage split of revenues. Insurance claims expense increased $2.4 million from the nine months ended September 30, 2002 to the same period in 2003 as a result of an increase in self-insurance reserves of $1.5 million relating to an accident in Pikeville, Kentucky, offset by reductions in reserves of previously accrued incidents and due to expenses recorded in connection with the restatement of our insurance subsidiary. The overall reduction of costs is evidenced by the improvement of the operating margin from 5.2% for the nine months ended September 30, 2002 to 5.7% for the nine months ended September 30, 2003.

Interest expense decreased $5.5 million during the first nine months of 2003 from the same period in the prior year as a result of reductions in debt, lower interest rates and the amortization of deferred gains on the May 2002 debt restructuring. On July 1, 2003, we adopted SFAS 150, which increased our interest expense by $2.3 million for the preferred stock dividends recorded since adoption of the standard. Additionally, interest expense for the nine months ended September 30, 2003 included $0.7 million in transaction fees incurred in a debt offering that was not effected. Interest expense for the nine months ended September 30, 2002 included $10.1 million of fees incurred in a debt restructuring during May 2002.

The provision for income taxes remained relatively constant from period to period. This expense mainly represents state franchise and foreign taxes. Federal taxes for the nine months ended September 30, 2003 have been offset by net operating loss carryforwards from previous years.

For the nine months ended September 30, 2003, net income was $0.7 million compared to a net loss of $43.7 million during the same period in the previous year. The results in 2002 include a loss of $2.2 million on discontinued operations. Additionally, in 2002 we recorded a $24.0 million charge for the cumulative effect of a change in accounting principle to recognize impairment of goodwill related to the implementation of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Net income from continuing operations increased $18.2 million as a result of the increase in business, cost cutting efforts and reduced interest expense. The increase for the nine months ended September 30, 2003 is net of a loss of $0.9 million on foreign currency transactions related to debt denominated in Canadian dollars due to the significant weakening of the U.S. dollar compared to the Canadian dollar during 2003.

Historical Liquidity and Capital Resources Prior to The Transaction

Historically, our primary source of liquidity has been cash flow from operations and borrowing availability under the existing credit facility. The revolving credit facility under the existing credit facility becomes due in June of 2005. We generated $41.3 million, $7.5 million and $25.8 million from operating activities in 2000, 2001 and 2002, respectively. The increase in cash provided by operating activities in 2002 reflects a decrease in days sales outstanding (“DSO”) of accounts receivable during 2002 largely as a result of our increased collection efforts, and timing of payments on our self-insured auto claims and accounts and brokers payable. In 2000, we received $11.0 million of insurance proceeds for environmental claims. Net cash provided by operating activities totaled $26.2 million for the nine months ended September 30, 2003, compared to $12.0 million for the same period in 2002, which was primarily due to the increase in net income.

Capital expenditures totaled $23.1 million, $37.4 million and $15.3 million in 2000, 2001 and 2002, respectively. As of December 31, 2002, we were committed to purchase tractors for $2.0 million. In 2001, several major asset purchases occurred including west coast terminals and new tank wash facilities totaling approximately $14.7 million. In 2002, capital was used to complete the purchase of our new dispatch system and other computer infrastructure, new tractors and a tank wash facility. Net cash used in investing activities in 2000, 2001 and 2002 was $18.7 million, $34.9 million and $7.2 million, respectively. In 2002, we recognized proceeds of approximately $4.3 million in connection with our disposal of the petroleum and mining divisions of Levy. Cash used by investing activities totaled $4.4 million for the nine month period ended September 30, 2003, compared to $2.0 million used for the comparable 2002 period. This increase is the result of reduced proceeds from the disposal of fixed assets, as capital expenditures decreased by $3.4 million.

Net cash (used in) or provided by financing activities was ($20.2 million), $27.3 million and ($20.0 million) in 2000, 2001 and 2002, respectively. The use of cash in 2002 is a result of paying down our revolving debt and from transaction fees associated with the exchange offer described in more detail under “Certain Relationships and Related Transactions – The 2002 Transactions.” In 2001, we reached an agreement with a minority interest shareholder to repurchase shares of CLC preferred stock for the stated value of $2.6 million plus associated costs. In 2001, we increased our total debt by $26.9 million to finance the strategic asset purchases described above. Cash used for financing activities totaled $19.8 million during the nine-month period ended September 30, 2003, compared to $12.0 million used in the comparable period in 2002. This increase is primarily the result of an increase in the repayment of the revolving credit facility by $5.7 million and an increase in the repayment of the term loan of the credit facility by $3.4 million due to the increase in cash flows from operations.

The existing credit facility includes financial covenants which require certain ratios to be maintained. In 2001, a default, for which we received a waiver in October 2001, occurred with respect to the financial covenants in the existing credit facility. In addition, we separately amended the existing credit facility on May 23, 2001, December 14, 2001 and April 5, 2002 to, among other things, modify our financial covenants.

On August 11, 2003, we entered into a seventh amendment to the existing credit facility, which consists of, among other things, the following material provisions:

•	A one year extension of the maturity of the revolving credit facility and Tranche A Term Loan to June 9, 2005,

•	A permanent reduction of the revolving credit facility by $15.0 million to its current $60 million,

•	An increase in the scheduled quarterly principal payment of the Tranche A Term Loan from $225 thousand to $2.1 million beginning with the quarter ending September 30, 2003,

•	A termination of our Canadian subsidiary’s ability to borrow under the revolving credit facility;

•	A conversion of $10.0 million of the outstanding revolving credit facility into a new Tranche E Term Loan, which Tranche E Term Loan is repayable in scheduled quarterly installments of $1.25 million beginning with the quarter ending September 30, 2003; and

•	A pricing increase to, at our option, the Eurodollar rate + 4.25% or the administrative agents’ base rate + 3.25% for all tranches of the term loan (other than the Tranche D Term Loan) and the revolving credit facility.

Our existing credit facility currently provides for a term-loan facility consisting of a $90.0 million Tranche A Term Loan maturing on June 9, 2005, a $105.0 million Tranche B Term Loan maturing on August 28, 2005, a $90.0 million Tranche C Term Loan maturing on February 28, 2006, a $5 million Tranche D Term Loan maturing on March 2, 2006 (or, if earlier, two days following acceleration of any principal amount under the existing credit facility), a $10.0 million Tranche E Term Loan maturing on June 9, 2005 and a $60.0 million revolving credit facility available until June 9, 2005.

As of September 30, 2003, total borrowings under the existing credit facility, including current maturities, were $272.0 million and we would have had borrowing availability of $22.3 million under the revolving credit facility.

On May 30, 2002, Quality Distribution, LLC consummated an exchange offer and consent solicitation as described in more detail under “Certain Relationships and Related Transactions—The 2002 Transactions.”

As a result of the 2002 exchange offer transactions, on May 30, 2002, Quality Distribution, LLC issued $54.5 million aggregate principal amount of the 12.5% Senior Subordinated Secured Notes to the holders of QDI’s 10% Senior Subordinated Notes and the FIRSTS (collectively, the “QDI notes”) participating in the transactions and to Ares Management L.P. Quality Distribution, LLC’s 12.5% Senior Subordinated Secured Notes are guaranteed on a senior subordinated basis by all of Quality Distribution, LLC’s domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors. Quality Distribution, LLC’s obligations under the 12.5% Senior Subordinated Secured Notes and the guarantor’s obligations under the guarantees are secured by a second priority lien, subject to certain exceptions, on all of our domestic assets and the domestic assets of the guarantors that secure the existing credit facility and the interest rate protection and other hedging agreements permitted thereunder, excluding capital stock and other securities owned or held by us or our existing and future subsidiaries. Quality Distribution, LLC’s 12.5% Senior Subordinated Secured Notes bear interest at a rate of 12 1/2% per annum, of which 7 1/4% per annum is payable in cash and 5 1/4% per annum is payable in kind, subject to increases in the cash portion if total leverage ratio or senior leverage ratio targets are met.

The carrying amount of Quality Distribution, LLC’s 12.5% Senior Subordinated Secured Notes has been adjusted by $14.3 million to reflect accounting under SFAS 15 and is being amortized over the life of the 12.5% Senior Subordinated Secured Notes as a reduction in interest expense. After the closing of the transactions, $25.6 million in aggregate principal amount and carrying amount of the QDI notes remained outstanding, but the indenture governing the QDI notes was amended to eliminate most of the restrictive covenants. In addition, as a result of the closing of the 2002 transactions, the amendments to the financial covenants contained in the Fifth Amendment to the existing credit facility became effective as discussed below.

In connection with the exchange offer, deferred debt issue costs relating to the fourth amendment of the existing credit facility totaling approximately $4.2 million and legal and advisory fees relating to the exchange offer totaling approximately $5.9 million were recorded as transaction expenses.

Currently, our primary cash needs consist of capital expenditures and debt service under the existing credit facility, Quality Distribution, LLC’s 12.5% Senior Subordinated Secured Notes and the QDI notes. We incur capital expenditures for the purpose of replacing older tractors and trailers, purchasing new tractors and trailers, and maintaining and improving infrastructure, including the integration of the information technology system.

The following is a schedule at September 30, 2003 of our long-term contractual commitments, including the current portion of our long-term indebtedness, over the periods that we expect them to be paid under the existing credit facility as amended on August 11, 2003:

	Balance at September 30, 2003	Remainder 2003	2004	2005	2006	After
Operating leases	$—	$788	$2,072	$1,759	$1,190	$—
Total indebtedness, including capital lease obligations	370,656	4,153	15,229	208,789	69,808	72,677

Total	$370,656	$4,941	$17,301	$210,548	$70,998	$72,677

The transactions that occurred on May 30, 2002 significantly changed our capital structure and long-term contractual commitments from those that existed on December 31, 2001. In particular, the transactions reduced our overall level of indebtedness by exchanging $114.4 million principal amount of the QDI notes which were outstanding at December 31, 2001 for approximately $54.5 million principal amount of the 12.5% Senior Subordinated Secured Notes issued by Quality Distribution, LLC and the following securities issued by us: approximately $14.8 million of the 12% Junior PIK Notes due 2009; approximately $30.5 million of 13.75% preferred stock; and warrants to purchase 291,186 shares of our common stock. Further, indebtedness outstanding under the existing credit facility was reduced by $10 million with the cash proceeds received by QDI from the issuance of additional shares of 13.75% preferred stock. The transactions also had the effect of reducing our annual cash debt service requirements because the 12.5% Senior Subordinated Secured Notes bear interest at a rate of 12 1/2% per annum, of which 7 1/4% per annum is paid in cash and 5 1/4% per annum is paid in kind in the form of additional notes, subject to certain adjustments described in more detail under “Description of the New Credit Facility and Other Indebtedness” and the 12% Junior PIK Notes bear interest at a rate of 12% per annum, of which 1% per annum is paid in cash and 11% per annum is paid in kind in the form of additional notes.

At September 30, 2003, our redeemable securities consisted of $51.0 million face amount of mandatorily redeemable preferred stock, redeemable on September 15, 2006, subject to certain exceptions, and redeemable common stock which is redeemable upon the shareholder’s put right anytime after June 15, 2002. The redemption amount for the redeemable common stock is based on a fair market value calculation set forth under the terms of the agreement, which is currently $0. On October 1, 2003, the terms of our preferred stock were amended and our preferred stock is no longer mandatorily redeemable. All outstanding shares of our preferred stock will be converted into shares of common stock on or prior to the completion of the Transaction.

Post-Transaction Liquidity and Capital Resources

The Transaction will significantly change our capital structure and long-term contractual commitments from those that existed on September 30, 2003. Upon completion of the Transaction, our primary cash needs will consist of capital expenditures and our debt service under the new credit facility and the new notes.

We will continue to incur capital expenditures for the purpose of replacing older tractors and trailers, purchasing new tractors and trailers, and maintaining and improving infrastructure. The following is a schedule, as of September 30, 2003 on a pro forma basis to give effect to the Transaction, of our long-term contractual commitments, including the current portion of our long-term indebtedness, over the periods that we expect them to be paid (dollars in thousands):

	Balance at September 30, 2003	Remainder 2003	2004	2005	2006	After
Operating leases	$—	$788	$2,072	$1,759	$1,190	$—
Total indebtedness, including capital lease obligations	279,365	345	1,400	1,400	8,900	267,320

Total	$279,365	$1,133	$3,472	$3,159	$10,090	$267,320

Additionally, as of September 30, 2003, we had $30.5 million of environmental liabilities, $15.9 million of pension plan and other long-term insurance claim obligations we expect to pay out over the next five to seven years and $31.2 million in letters of credit outstanding.

The following is a schedule of our indebtedness, exclusive of capital lease obligations, at September 30, 2003, as adjusted to give effect to the Transaction, over the periods we are required to pay such indebtedness (dollars in thousands).

	New credit facility
	Term	Revolver	FIRSTS	New notes	Total
2003	$—	$—	$—	$—	$—
2004	1,400	—	—	—	1,400
2005	1,400	—	—	—	1,400
2006	1,400	—	7,500	—	8,900
Thereafter	135,800	6,520	—	125,000	267,320

	$140,000	$6,520	$7,500	$125,000	$279,020

Following the Transaction, Quality Distribution, LLC will have the ability to incur additional debt, subject to limitations imposed by the new credit facility and the indenture governing the new notes. Under the indenture governing the new notes, in addition to specified permitted indebtedness, Quality Distribution, LLC will be able to incur additional indebtedness so long as on a pro forma basis Quality Distribution, LLC’s consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the indenture for the new notes) to consolidated fixed charges) is 2.0 to 1.0 or greater. For the twelve month period ended September 30, 2003, on a pro forma basis after giving effect to the Transaction, Quality Distribution, LLC Consolidated EBITDA would have been approximately $67.7 million and Quality Distribution, LLC consolidated fixed charge coverage ratio would have been 2.9 to 1.0.

The new credit facility will include financial covenants, which require certain ratios to be maintained. These ratios will include the interest coverage ratio, the ratio of consolidated EBITDA to consolidated interest expense, and the consolidated total leverage ratio, which is the ratio of consolidated total debt to consolidated EBITDA. As of September 30, 2003, on a pro forma basis Quality Distribution, LLC would have been in compliance with these financial covenants and the other covenants contained in the new credit facility.

If our operating cash flow and borrowings under the new revolving credit facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we will be required to seek alternative plans. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations or the sale of additional debt or equity securities. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on some or all of our obligations. If we default on our obligations, including our financial covenants required to be maintained under the new credit facility, and the debt under the indenture for the new notes were to be accelerated, our assets may not be sufficient to repay in full all of our indebtedness, including the new notes, and we may be forced into bankruptcy.

We have historically sought to acquire smaller local operators as part of our program of strategic growth. We continue to evaluate potential accretive acquisitions in order to capitalize on the consolidation occurring in the industry and expect to fund such acquisitions from available sources of liquidity, including borrowings under the revolving credit facility.

Upon completion of the Transaction, we will realize greater flexibility in our debt structure and will have significantly reduced the amount of our long-term debt. For a description of the anticipated terms of the new credit facility, see “Description of the New Credit Facility and Other Indebtedness—The New Credit Facility.”

While uncertainties relating to environmental, labor and regulatory matters exist within the trucking industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The new credit facility will be affected by many factors, including our financial results, operating cash flows and total indebtedness. We believe that following the Transaction, based on current levels of operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the new credit facility, will be sufficient to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including obligations under the new credit facility and satisfy other long-term contractual commitments for the next twelve months.

As a holding company with no significant assets other than ownership of 100% of Quality Distribution, LLC’s membership units, we also depend upon Quality Distribution, LLC’s cash flows to service our debt. Following the Transaction, Quality Distribution, LLC’s ability to make distributions to us will be restricted by the covenants contained in the new credit facility and the indenture governing the new notes. However, Apollo as our controlling stockholder, may have an interest in pursuing reorganizations, restructurings or other transactions involving us that, in their judgment, could enhance their equity investment even though those transactions might involve increasing Quality Distribution, LLC’s leverage or impairing Quality Distribution, LLC’s creditworthiness in order to decrease QDI’s leverage. While the restrictions in the indenture governing the new notes will cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture governing the new notes may not afford the holders of the new notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Although QDI has no current intention to engage in these types of transactions, there can be no assurance it will not do so in the future if permitted under the terms of the new credit facility and the indenture governing the new notes.

On August 13, 2003, a truck operated by Advent Logistics under dispatch from Quality Carriers, Inc. accidentally disengaged its tank trailer, releasing approximately 6,000 gallons of liquid xylene on a roadway in a rural area in Pikeville, Kentucky. All emergency response authorities were timely notified, and the spill was successfully contained by hazardous materials crews mobilized at the site. We estimate remedial expense and business interruption claims from affected businesses to be $1.5 million, which was recorded as insurance claims expense in the third quarter.

Quantitative and Qualitative Disclosures about Market Risk

We utilize derivative financial instruments to reduce our exposure to market risk from changes in interest rates and foreign exchange rates. The instruments primarily used to mitigate these risks are interest rate swaps and foreign exchange contacts. All derivative instruments held by us are designated as hedges, and accordingly, the gains and losses from changes in derivative fair values are recognized as comprehensive income as required by SFAS 133. Gains and losses upon settlement are recognized in the statement of operations or recorded as part of the underlying asset or liability as appropriate. We are exposed to credit related losses in the event of nonperformance by counterparties to these financial instruments; however, counterparties to these agreements are major financial institutions; and the risk of loss due to nonperformance is considered by management to be minimal. We do not hold or issue interest rate swaps or foreign exchange contracts for trading purposes.

We are exposed to the impact of interest rate changes primarily through our variable-rate borrowings under our existing credit facility. With the adoption of the seventh amendment to our existing credit facility, floating rates are based, at our option, upon the administrative agent’s base rate plus a margin ranging from 1.00% to 3.25% or upon the Eurodollar rate plus a margin ranging from 2.00% to 4.25%. A 10% increase in the current per annum interest rate would result in $1.5 million additional interest expense. We anticipate that upon entering into the new credit facility, floating rates will be based, at our option, upon the administrative agent’s base rate plus a margin of 2.50% or upon the Eurodollar rate plus a margin of 3.50%, in each case subject to reductions in the applicable margins for the revolving credit facility only if we reduce our total consolidated leverage below certain levels. As of September 30, 2003, we had no outstanding interest rate swaps.

We may incur economic losses due to adverse changes in foreign currency exchange rates, primarily with fluctuations in the Canadian dollar. A 10% adverse change in foreign currency exchange rates would not have a material impact on our results of operation. At September 30, 2003, we had no active foreign currency hedge agreements.

Forward-looking Statements and Certain Considerations

This report along with other documents that are publicly disseminated by the Company and oral statements that are made on behalf of the Company contain or might contain forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. All statements included in this report and in any subsequent filings made by the Company with the Securities and Exchange Commission, other than statements of historical fact, that address activities, events or developments that the Company or management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent the Company’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results and financial position to differ materially. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of the plans and objectives of the Company and its management, (iii) statements of expected future economic performance and (iv) assumptions underlying statements regarding our business. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “seeks,” “plans,” “intends,” “anticipates,” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements include the risks and other factors identified in the Company’s Registration Statement on Form S-1, as amended (No. 333-108344) which was declared effective on November 6, 2003 and the additional factors set forth below:

Substantial Leverage - We are highly leveraged, which may restrict our ability to fund or obtain financing for working capital, capital expenditures and general corporate purposes, making us more vulnerable to economic downturns, competition and other market pressures.

Ability To Extend Revolver Maturity Under Credit Agreement - Our revolving credit agreement becomes due in November 2009 and there are no assurances that we will be able to refinance this obligation. Our liquidity would be materially adversely affected if we did not have borrowing availability under a revolving credit facility and had to rely solely on our cash flow from operating activities.

Economic Factors - The trucking industry has historically been viewed as a cyclical industry due to various economic factors over which we have no control such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, including changes in fuel taxes, changes in license and regulation fees, toll increases, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements.

Dependence on Affiliates and Owner-Operators - A reduction in the number of affiliates or owner-operators whether due to capital requirements or the expense of obtaining or maintaining equipment or otherwise could have a material adverse impact on our operations and profitability. Likewise, a continued reduction in our freight revenue rates could lessen our ability to attract and retain owner-operators, affiliates and company drivers.

Regulation - We are regulated by the United States Department of Transportation (“DOT”) and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, safety, financial reporting, and certain mergers, consolidations and acquisitions. The trucking industry is also subject to regulatory and legislative changes (such as increasingly stringent environmental regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or by affecting the cost of providing services. A determination by regulatory authorities that we violated applicable laws or regulations could materially adversely affect our business and operating results.

Environmental Risk Factors - We have material exposure to both changing environmental regulations and increasing costs relating to environmental compliance. While we make significant expenditures relating to environmental compliance each year, there can be no assurance that environmental issues will not have a material adverse effect on us.

Claims Exposure - We currently maintain liability insurance for bodily injury and property damage claims, covering all employees, owner-operators and affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $5 million dollars per incident for auto liability and $1 million dollars for workers’ compensation for periods after September 15, 2002. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease and for cargo losses. We are subject to changing conditions and pricing in the insurance marketplace and there can be no assurance that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs cannot be passed on by increased freight rates or surcharges, increases in insurance cost could reduce our future profitability.

Litigation and Investigations – New information and additional issues may come to the attention of our Audit Committee and its outside advisors in connection with the irregularities at Power Purchasing, Inc. described herein. Further, the final outcome of state regulatory investigations into the insurance irregularities and any other governmental investigations or legal proceedings initiated against us and the reaction of our lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements has not been determined and could have a material adverse effect on our results of operations and profitability.

Future War/Anti-Terrorism Measures - In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and continue to implement various security measures, including checkpoints and travel restrictions on large trucks. Such existing measures and future measures may have significant costs which a motor carrier, such as us, is required to bear. In addition, war or risk of war may also have adverse effect on the economy and our business and on our ability to raise capital if the financial markets are impacted.

Other important factors that could cause our actual results to be materially different from the forward-looking statements include general economic conditions, cost and availability of diesel fuel, adverse weather conditions and competitive rate fluctuations.